Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports second quarter earnings of $40 million, or $0.23 per share

•
Diluted earnings per share for the second quarter of 2016 were 23 cents, a 4.5 percent increase from first quarter of 2016 and a 9.5 percent increase from the second quarter of 2015. Pre-provision net revenue of $53.3 million was 4.9 percent higher than the first quarter of 2016 and 9.7 percent higher than the second quarter of 2015.

•	Net interest income for the second quarter of 2016 was flat compared to the first quarter of 2016 and increased $6.0 million, or 4.9 percent, compared to second quarter of 2015.

•	Net interest margin decreased three basis points to 3.20 percent compared to the first quarter of 2016, and was unchanged compared to the second quarter of 2015.

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Loans at June 30, 2016 increased $284.5 million, or 2.1 percent, compared to March 31, 2016 and $910.9 million, or 6.9 percent, compared to June 30, 2015. Average loans for the second quarter of 2016 increased 0.8 percent and 5.9 percent compared to the first quarter of 2016 and the second quarter of 2015, respectively.

•	Deposits at June 30, 2016 decreased $111.7 million, or 0.8 percent, compared to
March 31, 2016 and increased $786.9 million, or 5.8 percent, compared to June 30, 2015. Average deposits for the second quarter of 2016 increased 1.1 percent compared to the first quarter of 2016, and increased 6.5 percent, compared to the second quarter of 2015.

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The provision for credit losses in the second quarter of 2016 was $2.5 million, compared to a $1.5 million provision in the first quarter of 2016 and $2.2 million provision in the second quarter of 2015.

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Non-interest income, excluding investment securities gains, increased $3.9 million, or 9.2 percent, in comparison to the first quarter of 2016, and increased $2.0 million, or 4.5 percent, in comparison to the second quarter of 2015.

•	Non-interest expense increased $1.2 million, or 1.0 percent, compared to the first quarter of 2016 and $3.3 million, or 2.8 percent, compared to the second quarter of 2015.

(July 19, 2016) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $39.8 million, or 23 cents per diluted share, for the second quarter of 2016.

"We were pleased with the second quarter results as we were able to grow earnings per share by 4.5 percent linked quarter and 9.5 percent year over year,” said E. Philip Wenger, Chairman, President and CEO. "After a good first quarter, we saw meaningful loan growth in the second quarter, with favorable credit conditions, combined with strong noninterest income growth and prudent expense management."

Net Interest Income and Margin
Net interest income for the second quarter of 2016 decreased $138,000, or 0.1 percent, from the first quarter of 2016. Net interest margin decreased three basis points, or 0.9 percent, to 3.20 percent in the second quarter of 2016, from 3.23 percent in the first quarter of 2016. The average yield on interest-earning assets decreased three basis points, while the average cost of interest-bearing liabilities remained unchanged, during the second quarter of 2016 in comparison to the first quarter of 2016.

Average Balance Sheet
Total average assets for the second quarter of 2016 were $18.2 billion, an increase of $179.3 million from the first quarter of 2016. Average loans, net of unearned income, increased $112.6 million, or 0.8 percent, in comparison to the first quarter of 2016. Average loans and yields, by type, for the second quarter of 2016 in comparison to the first quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	June 30, 2016		March 31, 2016		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$5,557,680	4.00%	$5,487,421	4.03%	$70,259	1.3%
Commercial - industrial, financial, and agricultural	4,080,524	3.81%	4,095,268	3.79%	(14,744)	(0.4)%
Real estate - home equity	1,656,140	4.10%	1,674,032	4.1%	(17,892)	(1.1)%
Real estate - residential mortgage	1,399,851	3.78%	1,381,409	3.78%	18,442	1.3%
Real estate - construction	820,881	3.81%	792,014	3.82%	28,867	3.6%
Consumer	272,293	5.37%	263,295	5.53%	8,998	3.4%
Leasing and other	178,655	6.22%	159,981	7.46%	18,674	11.7%
Total Average Loans, net of unearned income	$13,966,024	3.98%	$13,853,420	4.00%	$112,604	0.8%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $148.2 million, or 0.9 percent, from the first quarter of 2016, while average deposits increased $159.4 million, or 1.1 percent. Average deposits and interest rates, by type, for the second quarter of 2016 in comparison to the first quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	June 30, 2016		March 31, 2016		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,077,642	—%	$3,967,887	—%	$109,755	2.8%
Interest-bearing demand	3,454,031	0.18%	3,438,355	0.17%	15,676	0.5%
Savings deposits	3,989,988	0.19%	3,932,824	0.18%	57,164	1.5%
Total average demand and savings	11,521,661	0.12%	11,339,066	0.12%	182,595	1.6%
Time deposits	2,844,434	1.06%	2,867,651	1.04%	(23,217)	(0.8)%
Total Average Deposits	$14,366,095	0.30%	$14,206,717	0.30%	$159,378	1.1%

Asset Quality
Non-performing assets were $139.7 million, or 0.76 percent of total assets, at June 30, 2016, compared to $148.1 million, or 0.82 percent of total assets, at March 31, 2016 and $162.3 million, or 0.93 percent of total assets, at June 30, 2015.
Annualized net charge-offs for the quarter ended June 30, 2016 were 0.10 percent of total average loans, compared to 0.20 percent for the quarter ended March 31, 2016 and 0.38 percent for the quarter ended June 30, 2015. The allowance for credit losses as a percentage of non-performing loans was 129.3 percent at June 30, 2016, as compared to 121.1 percent at March 31, 2016 and 113.3 percent at June 30, 2015.
During the second quarter of 2016, the Corporation recorded a $2.5 million provision for credit losses, compared to a $1.5 million provision for credit losses in the first quarter of 2016 and a $2.2 million provision in the second quarter of 2015.

Non-interest Income
Non-interest income, excluding investment securities gains, increased $3.9 million, or 9.2 percent, in comparison to the first quarter of 2016. Other service charges and fees increased $2.2 million, or 20.8 percent, due to increases in commercial loan interest rate swap fees, merchant fees and debit card income. Service charges on deposits increased $338,000, or 2.7 percent, due to increases in cash management and overdraft fee income. Mortgage banking income decreased $133,000, or 3.3 percent, reflecting the net effect of a $1.8 million increase in gains on sale of mortgages being offset by a $1.9 million decrease in servicing income. The decrease in mortgage servicing income was a result of a $1.7 million mortgage servicing rights impairment charge, while the increase in gain on sales of loans was a result of an increase in pricing spreads and the volume of new loan commitments.
Compared to the second quarter of 2015, non-interest income, excluding investment securities gains, increased $2.0 million, or 4.5 percent, due to increases in commercial loan interest rate swap fees, other service charges and fees, investment management and trust services income, and merchant fees, partially offset by a decrease in mortgage banking income.
Gains on sales of investment securities decreased $871,000 in comparison to the first quarter of 2016, and decreased $2.3 million from the second quarter of 2015.

Non-interest Expense
Non-interest expense increased $1.2 million, or 1.0 percent, in the second quarter of 2016, compared to the first quarter of 2016. Professional fees increased $1.0 million, or 43.7% in the second quarter. Salaries and employee benefits increased $657,000, or 0.9 percent, driven by an increase in variable compensation expense, partially offset by a decrease in payroll taxes. Offsetting these increases were net decreases in multiple expense categories.
Compared to the second quarter of 2015, non-interest expense increased $3.3 million, or 2.8 percent, reflecting increases in salaries and employee benefits and professional fees, partially offset by lower expenses for outside services.

About Fulton Financial
Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company that has banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates, headquartered as indicated: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Bethlehem, PA; FNB Bank, N.A., Danville, PA; Fulton Bank of New Jersey, Mt. Laurel, NJ; and The Columbia Bank, Columbia, MD.
The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks under the Fulton Mortgage Company brand.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.